Exhibit 99.1

Avanex Corporation Appoints Giovanni Barbarossa as Chief Executive Officer, President and Director

FREMONT, Calif., November 18, 2008 — Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced that Dr. Giovanni Barbarossa has been appointed by the Board of Directors as President and Chief Executive Officer of the company. Dr. Barbarossa has served as Interim Chief Executive Officer of Avanex since July 2008. Dr. Barbarossa also was named a member of the Avanex board of directors.

Avanex Board Chairman Paul Smith said that Barbarossa’s knowledge of the company and industry, his strong relationships with customers, and his performance during his tenure as Interim Chief Executive Officer were key factors in the board’s decision.

“During his tenure as Interim Chief Executive Officer, Dr. Barbarossa has begun executing on key initiatives aimed at improving financial performance, including reducing the company’s cost structure and expediting time-to-market on key product platforms,” Mr. Smith said. “Giovanni has secured the confidence of the board, our customers, and employees, and we believe that he is the right person to lead Avanex during these challenging times.”

Dr. Barbarossa commented, “Avanex has significant opportunities due to its innovative operating model, which combines a low fixed-cost structure with industry-leading technology. We are investing in new development efforts to expand our product portfolio and engaging with Tier-1 customers for their next generation photonic solution needs.”

Dr. Barbarossa, 47, has more than 15 years of experience in the optical networking industry, including 8 years with Avanex in a variety of technical and operational roles. Prior to his appointment as Chief Executive Officer, Dr. Barbarossa served as Chief Technical Officer and Senior Vice President. Dr. Barbarossa joined Avanex in 2000 and previously held senior management roles in the Optical Networking Division of Agilent Technologies and in the Network Product Group of Lucent Technologies. He was previously a Member of Technical Staff at AT&T Bell Labs and a research associate at BT Labs. Dr. Barbarossa received his Ph.D. degree in Electronics Engineering from the University of Glasgow, U.K. and a B.S. degree in Electrical Engineering from the University of Bari, Italy.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, California. Avanex Corporation also maintains facilities in Horseheads, New York; Shanghai, China; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok, Thailand. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including statements regarding our product development efforts, future operating results, competitive and market position and our strategies. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending in the telecommunications industry and in particular the optical networks industry, market demand and price of our products, the company’s ability to sufficiently anticipate market needs and develop products and enhancements that achieve market acceptance, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, any slowdown or deferral of orders for products or the application of accounting or tax principles in an unanticipated manner.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 5, 2008 and its subsequent filings with the SEC.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investor Relations

Mark Weinswig

510 897-4188

IR@Avanex.com